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                                  May 19, 1997



Roosevelt Financial Group, Inc.
900 Roosevelt Parkway
Chesterfield, Missouri  63017

Ladies and Gentlemen:

      You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of Roosevelt Financial Group, Inc. ("Roosevelt") with and into Ameribanc, Inc. ("Merger Sub"), a first-tier wholly owned subsidiary of Mercantile Bancorporation ("MBI").

      In connection with the preparation of our opinion, we have examined and have relied upon the following:

      (i) the Agreement and Plan of Reorganization by and among MBI and Roosevelt, dated December 22, 1996, including the schedules and exhibits thereto (the "Agreement");

      (ii) MBI's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on even date herewith (the "Registration Statement");

      (iii) the proposed representations and undertakings of MBI in the form of Exhibit A hereto; and

      (iv) the proposed representations and undertakings of Roosevelt in the form of Exhibit B hereto.

      Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 2

that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein is incorrect, any or all of the federal income tax consequences described herein may be inapplicable. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

                                  OPINIONS

      Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

      1.    The Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

      2. Each stockholder of Roosevelt who exchanges, in the Merger, shares of Roosevelt common stock solely for shares of MBI common stock ("MBI Common Stock"):

            a) will recognize no gain or loss, except with regard to cash received in lieu of a fractional share, as discussed in paragraph 5 below (Code section 354(a)(1));

            b) will have an aggregate basis for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 5 below) equal to the aggregate basis of the shares of MBI Common Stock surrendered (Code section 358(a)(1)); and

            c) will have a holding period for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received as described in paragraph 5 below) which includes the period during which the shares of Roosevelt common stock surrendered were held, provided that the shares of Roosevelt common stock surrendered were capital assets in the hands of such holder at the time of the Merger (Code section 1223(1)).

      3. Each stockholder of Roosevelt who receives solely cash (i) in exchange for Roosevelt common stock pursuant to the Merger or (ii) as a result of the exercise of appraisal rights will recognize gain or loss (determined separately as to each block of Roosevelt common stock exchanged) in an amount equal to the difference between (x) the amount of cash received by such stockholder and (y) such stockholder's basis for the shares of Roosevelt common stock surrendered, provided that the cash payment does not have the effect of the distribution of a dividend (Code sections 1001 and 302(a)). Such gain or loss will be capital gain or loss if the shares of Roosevelt common stock surrendered were capital assets in the hands of the holder, and long-term or short-term depending on the holder's holding period for each block of Roosevelt common stock surrendered (Code section 1222). However, if the cash payment does have the effect of the distribution of a dividend, such stockholder will recognize income

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 3

      in the amount of the cash received (without regard to such stockholder's basis in the Roosevelt common stock surrendered), which generally will be taxable as a dividend (Code sections 302(d) and 301).

      The determination of whether a cash payment has the effect of the distribution of a dividend will be made pursuant to the provisions and limitations of section 302 of the Code, taking into account the stock ownership attribution rules of section 318 of the Code. Because such determination generally will depend on the facts and circumstances of each Roosevelt stockholder, we express no opinion as to whether the cash payments discussed in this paragraph 3 will be treated as having the effect of the distribution of a dividend.

      A cash payment will be considered not to have the effect of the distribution of a dividend under section 302 of the Code only if the cash payment (i) results in a "complete redemption" of such stockholder's actual and constructive stock interest, (ii) qualifies as a "substantially disproportionate" reduction in such stockholder's actual and constructive stock interest, or (iii) is not "essentially equivalent to a dividend" (Code section 302(b)(1), (2), (3)).

      A cash payment will result in a "complete redemption" of a stockholder's stock interest if such stockholder does not actually or constructively own any stock after the Merger. A reduction in a stockholder's stock interest will be "substantially disproportionate" if (i) the percentage of outstanding shares actually and constructively owned by such stockholder after the receipt of the cash payment is less than four-fifths (80%) of the percentage of outstanding shares actually and constructively owned by such stockholder immediately prior to the receipt of the cash payment, and (ii) such stockholder actually and constructively owns less than 50 percent of the number of shares outstanding after the receipt of the cash payment (Code section 302(b)(2)). The cash payment will not be "essentially equivalent to a dividend" if there has been a "meaningful reduction" (as the quoted term has been interpreted by judicial authorities and by rulings of the Internal Revenue Service (the "Service")) of the stockholder's actual and constructive ownership interest (Code section 302(b)(1); United States v. Davis, 397 U.S. 301 (1970); see, e.g., Rev.
           ----------------------                       ---  ----
Rul. 76-385, 1976-2 C.B. 92; Rev. Rul. 76-364, 1976-2 C.B. 91).

      Under the traditional analysis (which apparently continues to be used by the Service), section 302 of the Code will apply as though the distribution of cash were made by Roosevelt in a hypothetical redemption of Roosevelt common stock immediately prior to, and in a transaction separate from, the Merger (the "deemed Roosevelt redemption"). Thus, under the traditional analysis, the determination of whether a cash payment results in a complete redemption of interest, qualifies as a substantially disproportionate reduction of interest, or is not essentially equivalent to a dividend will be made by comparing (x) the stockholder's actual and constructive stock interest in Roosevelt before the deemed Roosevelt redemption, with (y) such stockholder's actual and constructive stock interest in Roosevelt after the deemed Roosevelt redemption (but before the Merger). Nevertheless, in view of Commissioner v. Clark, 489 U.S. 726
                                   ---------------------
(1989), many tax

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 4

practitioners believe that the continuing validity of the traditional analysis is open to question and that, in a transaction such as the Merger, the receipt of solely cash in exchange for stock actually owned should be treated in accordance with the principles of Commissioner v. Clark, supra, as if the
                                  ---------------------  -----
Roosevelt common stock exchanged for cash in the Merger had instead been exchanged in the Merger for shares of MBI Common Stock followed immediately by a redemption of such shares by MBI for the cash payment (the "deemed MBI redemption"). Under this analysis, the determination of whether a cash payment satisfies any of the foregoing tests would be made by comparing (i) the stockholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger), with (ii) such stockholder's actual and constructive stock interest in MBI after the deemed MBI redemption. Because this analysis is more likely to result in capital gain treatment than the traditional analysis, each Roosevelt stockholder who receives solely cash in exchange for all of the Roosevelt common stock he or she actually owns should consult his or her own tax advisor with regard to the proper treatment of such cash.

      The determination of ownership for purposes of the foregoing tests will be made by taking into account both shares actually owned by such stockholder and shares constructively owned by such stockholder pursuant to section 318 of the Code (Code section 302(c)). Under section 318 of the Code, a stockholder will be deemed to own stock that is owned or deemed to be owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trust and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining whether a complete redemption of a stockholder's interest has occurred for purposes of Code section 302.

      4. Each stockholder of Roosevelt who exchanges, in the Merger, shares of Roosevelt common stock solely for shares of MBI common stock and cash:

            a) will not recognize any loss (determined separately as to each block of Roosevelt common stock exchanged), except with regard to cash received in lieu of a fractional share as discussed in paragraph 5 below (Code section 356(c));

            b) will realize gain (determined as to each block of Roosevelt common stock exchanged) if (i) the sum of the amount of cash and the fair market value of the shares of MBI Common Stock received (including any fractional share of MBI common stock deemed to be received as described in paragraph 5 below) exceeds (ii) the tax basis of the Roosevelt common stock surrendered in exchange therefor, and will recognize such gain, if any, up to but not in excess of the amount of cash

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 5

            received (excluding cash received in lieu of a fractional share) (Code section 1001 and 356(a));

            c) will have an aggregate basis for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 5 below) equal to the basis of the shares of Roosevelt common stock surrendered, increased by the amount of gain, if any, recognized by such holder and decreased by the amount of any cash received (excluding cash received in lieu of a fractional share) (Code section 358(a)); and

            d) will have a holding period for the shares of MBI common stock received (including any fractional share of MBI Common Stock deemed to be received as described in paragraph 5 below) which includes the period during which the shares of Roosevelt common stock surrendered were held, provided that the shares of Roosevelt common stock surrendered were capital assets in the hands of such holder (Code section 1223(1)).

      No opinion is expressed as to whether the recognized gain described in subparagraph b of this paragraph 4 will be capital gain or will be treated as the receipt of a taxable dividend. Provided that the receipt of the cash by the Roosevelt stockholder does not have the effect of the distribution of a dividend, such gain will be capital gain if the shares of Roosevelt common stock exchanged were capital assets in the hands of the holder, and long-term or short-term depending on the holder's holding period for each block of Roosevelt common stock surrendered (Code section 1222). However, if the cash payment does have the effect of the distribution of a dividend, such gain generally will be taxable as a dividend (Code section 356(a)).

      Under section 356 of the Code, the determination of whether a cash payment has the effect of the distribution of a dividend will be made generally in accordance with the principles of section 302 of the Code, taking into account the stock ownership attribution rules of section 318 of the Code. Because this determination generally will depend on the facts and circumstances of each Roosevelt stockholder, we express no opinion as to whether the cash payments discussed in this paragraph 4 will be treated as having the effect of the distribution of a dividend.

      A cash payment will be considered not to have the effect of the distribution of a dividend under section 302 of the Code only if the cash payment (i) results in a "substantially disproportionate" reduction in such stockholder's actual and constructive stock interest, or (ii) is not "essentially equivalent to a dividend" (Code section 302(b)(1), (2)). These two tests will be applied as if all Roosevelt common stock exchanged for cash in the Merger had instead been exchanged in the Merger solely for shares of MBI Common Stock, and such shares of MBI Common Stock were then redeemed by MBI in return for the cash payments. Accordingly, the determination of whether a cash payment to a Roosevelt stockholder satisfies either of the foregoing tests will be made by

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 6

comparing (i) such stockholder's actual and constructive stock interest in MBI before the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger), with (ii) such stockholder's actual and constructive stock interest in MBI after the deemed MBI redemption. Commissioner v. Clark, 489 U.S. 726 (1989).
---------------------

      A cash payment will result in a "substantially disproportionate" reduction in a stockholder's stock interest if (i) the percentage of outstanding MBI Common Stock actually and constructively owned by such stockholder after the deemed MBI redemption is less than four-fifths (80%) of the percentage of outstanding MBI Common Stock actually and constructively owned by such stockholder immediately prior to the deemed MBI redemption (determined as if such stockholder had received solely MBI Common Stock in the Merger), and (ii) such stockholder actually and constructively owns less than 50 percent of the number of shares outstanding after the deemed MBI redemption (Code section 302(2)). The cash payment will not be "essentially equivalent to a dividend" if the deemed MBI redemption results in a "meaningful reduction" (as the quoted term has been interpreted by judicial authorities and by rulings of the Service) of the stockholder's actual and constructive ownership interest (Code section 302(b)(1); United States v.
                                                         ----------------
Davis, 397 U.S. 301 (1970); see, e.g., Rev. Rul. 76-385, 1976-2 C.B. 92;
-----                       ---  ----
Rev. Rul. 76-364, 1976-2 C.B. 91).

      The determination of ownership for purposes of each of the foregoing tests will be made by taking into account both shares of MBI Common Stock actually owned by such stockholder and shares of MBI Common Stock constructively owned by such stockholder pursuant to section 318 of the Code (Code section 356(a)). Under section 318 of the Code, a stockholder will be deemed to own stock that is owned or deemed to be owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right.

      5. Each stockholder of Roosevelt who receives cash in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI. Provided that the shares of Roosevelt common stock surrendered were capital assets in the hands of such holder, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of MBI Common Stock allocable to the fractional share interest (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41,
1977-2 C.B. 574).

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Roosevelt Financial Group, Inc.
May 19, 1997
Page 7

                            * * * * * * * * * * * *

      The foregoing opinion specifically assumes that:

      (i) at least 50% of total value of the consideration to be paid by MBI in the Merger will consist of MBI Common Stock (excluding the value of any MBI Common Stock to be received by any Roosevelt stockholder who owns 5% or more of the Roosevelt common stock);

      (ii) each of MBI and Roosevelt shall execute and deliver to us a representation letter or certificate in the form of Exhibit A and B, respectively, on the Closing Date; and

      (iii) the Merger is consummated in accordance with the Agreement and the Registration Statement.

      We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those stockholders of Roosevelt who acquired shares of Roosevelt common stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of stockholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences herein may become inapplicable.

      The foregoing opinion reflects our legal judgment solely on the issue presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Service or any court of competent jurisdiction will agree with this opinion.


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Roosevelt Financial Group, Inc.
May 19, 1997
Page 8

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter in such Registration Statement.

                                          Very truly yours,

                                          /s/ Barry P. Taff, P.C.

                                          SILVER, FREEDMAN & TAFF, L.L.P.